EXHIBIT 99.1

Contacts: Don R. Madison, CFO Powell Industries, Inc. 713-947-4422
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-l.com Karen Roan / kcroan@drg-l.com DRG&L / 713-529-6600

POWELL INDUSTRIES ANNOUNCES FISCAL 2011

FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON — DECEMBER 6, 2011 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2011 fourth quarter and year ending September 30, 2011.

Revenues for the fourth quarter of fiscal 2011 were $171.2 million compared to revenues of $133.8 million for the fourth quarter of fiscal 2010. The Company reported a net loss for the fiscal 2011 fourth quarter of $7.0 million, or ($0.59) per share, compared to a net loss of $4.8 million, or ($0.41) per share, in the fourth quarter of fiscal 2010. Excluding a non-cash charge for the impairment of intangible assets and a non-recurring separation charge, as previously disclosed on November 8, 2011, net earnings for the fiscal 2011 fourth quarter were $1.9 million, or $0.16 per diluted share, compared to net income for the fourth quarter of fiscal 2010 of $2.7 million, or $0.23 per diluted share, excluding a non-cash goodwill impairment charge. A Non-GAAP Earnings Reconciliation is included in the financial tables below.

Tom Powell, President and Chief Executive Officer, stated, “While fiscal 2011 was a challenging year for the company, we are extremely pleased with the pace of orders. We successfully booked $725 million in the past 12 months, giving us the advantage of entering fiscal 2012 with a $443 million backlog, which is $161 million greater than a year ago. This clearly highlights the value our customers place on our capability and project performance. We work hard to be the solutions provider of choice and believe our backlog growth demonstrates we are meeting that objective.

“We continue to experience activity predominantly for projects in the oil and gas market, however, significant improvements in our other markets are not likely to occur until overall economic activity strengthens. As industrial activity rebounds, there will be increasing demand for electrical power, and we are fully prepared to capitalize on any opportunities.”

FISCAL FOURTH QUARTER 2011 RESULTS

Revenues for the fourth quarter of fiscal 2011 were $171.2 million compared to $133.8 million for the fourth quarter of fiscal 2010. Net loss for the fiscal 2011 fourth quarter was $7.0 million, or ($0.59) per share, which includes a non-cash impairment charge for the remaining intangible assets recorded in connection with the acquisition of Powell Canada and a non-recurring separation charge. Excluding these charges, net earnings for the fiscal 2011 fourth quarter were $1.9 million, or $0.16 per diluted share.

New orders placed in the fourth quarter of fiscal 2011 totaled $125 million compared to $198 million in the third quarter of fiscal 2011 and to $106 million in the fourth quarter of fiscal 2010. Backlog as of September 30, 2011 was $443 million compared to $491 million as of June 30, 2011 and to $282 million at September 30, 2010.

FISCAL 2011 RESULTS

Revenues for fiscal 2011 were $562.4 million compared to $550.7 million in fiscal 2010. Net loss in fiscal 2011was $2.7 million, or ($0.23) per share, including the above-mentioned non-cash impairment charge and non-recurring separation charge. Excluding these charges, earnings for fiscal 2011 were $6.1 million, or $0.52 per diluted share. This compares to net income of $25.0 million, or $2.14 per diluted share, in fiscal 2010, which included a non-cash goodwill impairment charge primarily related to its decision to exit the joint-venture in Kazakhstan, which was a part of the Powell Canada acquisition. Excluding this non-cash charge, fiscal 2010 net income was $32.5 million, or $2.78 per diluted share.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries expects full year fiscal 2012 revenues to range between $625 million and $675 million and full year fiscal 2012 earnings to range between $1.25 and $1.50 per diluted share.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, December 7, 2011 at 11:00 a.m. eastern time. To participate in the conference call, please dial 480-629-9819 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 14, 2011. To access the replay, dial 303-590-3030 using a passcode of 4490781#. Investors may also listen to the conference call live over the Internet by visiting http://www.powellind.com. An archive of the web cast will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Years Ended
	Sept 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$171,243	$133,761	$562,397	$550,692
Cost of goods sold	143,919	104,298	462,467	408,635

Gross profit	27,324	29,463	99,930	142,057
Selling, general and administrative expenses	23,182	21,635	85,058	84,457
Amortization of intangible assets	1,094	1,285	4,752	4,477
Impairments	7,158	7,452	7,158	7,452

Operating income (loss)	(4,110)	(909)	2,962	45,671
Gain on sale of investment	—	—	(1,229)	—
Interest expense	112	232	408	870
Interest income	(41)	(54)	(214)	(260)

Income (loss) before income taxes	(4,181)	(1,087)	3,997	45,061
Income tax provision	2,772	3,695	6,712	19,894

Net income (loss)	(6,953)	(4,782)	(2,715)	25,167
Net income attributable to noncontrolling interest	—	—	—	(159)

Net income (loss) attributable to Powell Industries, Inc.	$(6,953)	$(4,782)	$(2,715)	$25,008

Earnings (loss) per share attributable to Powell Industries, Inc.:
Basic	$(0.59)	$(0.41)	$(0.23)	$2.17

Diluted	$(0.59)	$(0.41)	$(0.23)	$2.14

Weighted average shares:
Basic	11,749	11,626	11,735	11,545

Diluted	11,749	11,728	11,735	11,693

SELECTED FINANCIAL DATA:
Capital expenditures	$3,275	$959	$7,347	$4,420

Depreciation and amortization	$3,948	$3,706	$15,446	$13,703

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2011	2010
(In thousands)	(Unaudited)
Assets:
Current assets	$336,682	$302,191
Property, plant and equipment (net)	59,637	63,676
Other assets	25,357	34,845

Total assets	$421,676	$400,712

Liabilities & equity:
Current liabilities	$137,724	$114,746
Long-term debt and capital lease obligations, net of current maturities	4,301	5,202
Deferred and other long-term liabilities	4,308	3,461
Stockholders’ equity	275,343	277,303

Total liabilities and equity	$421,676	$400,712

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended		Years Ended
	Sept 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$163,195	$127,402	$533,339	$517,069
Process Control Systems	8,048	6,359	29,058	33,623

Total revenues	$171,243	$133,761	$562,397	$550,692

Income (loss) before income taxes:
Electrical Power Products	$(4,680)	$(1,331)	$3,888	$41,378
Process Control Systems	499	244	109	3,683

Total income (loss) before income taxes	$(4,181)	$(1,087)	$3,997	$45,061

	September 30,	September 30,
	2011	2010
(In thousands)	(Unaudited)
Identifiable tangible assets:
Electrical Power Products	$248,155	$230,111
Process Control Systems	10,711	9,617
Corporate	145,683	133,635

Total identifiable tangible assets	$404,549	$373,363

Backlog:
Electrical Power Products	$394,598	$245,433
Process Control Systems	48,363	36,870

Total backlog	$442,961	$282,303

POWELL INDUSTRIES, INC. & SUBSIDIARIES

NON-GAAP EARNINGS RECONCILIATION

	Three Months Ended		Years Ended
	Sept 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010
(In thousands)	(Unaudited)		(Unaudited)
Net Income (Loss):
Net income (loss) attributable to Powell Industries, Inc.	$(6,953)	$(4,782)	$(2,715)	$25,008
Impairment, net of tax	7,158	7,452	7,158	7,452
Non-recurring separation charge, net of tax	1,701		1,701

Non-GAAP net income	$1,906	$2,670	$6,144	$32,460

Diluted shares outstanding	11,749	11,728	11,735	11,693

Diluted Earnings Per Share:

Earnings per share	$(0.59)	$(0.41)	$(0.23)	$2.14
Non-GAAP earnings per share	$0.16	$0.23	$0.52	$2.78

The Company defines Non-GAAP net income as net income (loss) before impairments and a non-re-recurring separation charge. Non-GAAP net income is presented to exclude the impact of the impairments and a non-recurring separation charge. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes this non-GAAP financial measure is helpful, however, in comparing the historical results to current results and measuring operating earnings trends. The Company also believes the disclosure of Non-GAAP net income will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

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